Exhibit 99.3

Execution Version

AMENDMENT NO. 1 TO Q&K WARRANT TO PURCHASE ADSs

DATED JULY 29, 2020

Amendment No. 1 dated May 25, 2022 (“Amendment No. 1”) to the Q&K Warrant to Purchase ADSs dated July 29, 2020 (the “Warrant”) issued by Q&K International Group Limited, a Cayman Islands company (the “Issuer”) to Veneto Holdings Ltd. (such party and any permitted transferee, in whole or in part, a “Holder”), pursuant to, and in accordance with, the Convertible Notes and Warrant Purchase Agreement, dated July 22, 2020 by and among the Company and the Holder. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Warrant.

RECITALS

WHEREAS, Section 16 of the Warrant provides that the amendment of any term of the Warrant will be subject to the written consent of the Issuer and the Holder; and

WHEREAS, the Issuer and the Holder have agreed, consistent with the provisions of Section 16 of the Warrant, to amend the Warrant as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Issuer and the Holder (each a “party” and collectively the “parties”) hereby agree as follows:

1. Amendment to Section 2. Section 2 of the Warrant is hereby deleted in its entirety and replaced to read as follows:

“SECTION 2 Expiration

This Warrant shall expire and have no further effect on the earlier of (x) July 29, 2025, and (y) on or before the closing of the mandatory or optional conversion of the Note (the “Expiration Date”). Subject to the terms of this Warrant, the Holder may exercise in full or in part this Warrant at its sole discretion at any time on or before the Expiration Date.”

2. Effectiveness and Counterparts. This Amendment No. 1 shall become effective as of the date hereof upon execution by the parties hereto and shall be attached to the Warrant issued on July 29, 2020. This Amendment No. 1 may be executed in any number of counterparts, each of which shall constitute an original but both of which when taken together shall constitute but one agreement.

3. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws, provisions thereof that would otherwise require the application of the law of any other jurisdiction.

4. Amendments. Except as specifically amended hereby, the Warrant shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Warrant shall, on and after the date hereof, be deemed to refer to the Warrant as amended hereby.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment No. 1 as of the date first above written.

ISSUER:

Q&K INTERNATIONAL GROUP LIMITED

By:	/s/ Zhichen Sun
Name:	Zhichen Sun
Title:	Chief Financial Officer

HOLDER:

VENETO HOLDINGS LTD.

By:	/s/ Danai Rojanavanichkul
Name:	Danai Rojanavanichkul
Title:	Director

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